Pioneer Announces First Quarter Financial Results

Fort Lee, NJ, May 14, 2015 / PRNewswire / – Pioneer Power Solutions, Inc. (Nasdaq: PPSI) (“Pioneer” or the “Company”), a company engaged in the manufacture, sale and service of electrical transmission, distribution and on-site power generation equipment, announced its results for the first quarter ended March 31, 2015.

Nathan Mazurek, Pioneer’s Chairman and Chief Executive Officer, said, "Quarterly revenues increased 38% on a year-over-year basis and we achieved organic growth of 14%, despite a significant foreign currency translation headwind and continued weakness in the oil and gas sectors.  This increase in revenue provides us a good foundation from which to drive more profitable growth in full-year 2015.”

“With expanded capabilities and products, we are well positioned to address customer project opportunities that are increasing both in number and size, and now spans a broader range of applications and end markets than at any time in our history,” continued Mr. Mazurek. “The forecast for our business remains promising as we continue our efforts to expand the pipeline and optimize revenue and cost synergies across our operating units to achieve our 2015 full-year guidance."

First Quarter 2015 Financial Highlights

	Revenue of $28.9 million, up 38.3% vs. $20.9 million in Q1 2014
	Gross margin percentage of 18.7% vs. 23.5% in Q1 2014
	Adjusted EBITDA of $0.8 million, down from $1.4 million in Q1 2014
	Non-GAAP diluted earnings per share of $0.03 vs. $0.10 in Q1 2014
	Backlog of $31.7 million, down from $36.0 million at December 31, 2014

Financial Results

In connection with Pioneer’s acquisition of Titan in December 2014,  the Company realigned its operations into two reportable business segments:

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Transmission & Distribution (“T&D”) Solutions  – provides equipment solutions that help customers effectively and efficiently manage electrical power distribution systems to desired specifications. This segment is comprised of the Pioneer Transformers, Jefferson Electric, Pioneer CEP and the Bemag Transformer reporting units.

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Critical Power Solutions, which provides customers with sophisticated power generation equipment, switchgear, related electrical distribution infrastructure, preventative maintenance services and an advanced data collection and monitoring platform, the combination of which is used to ensure smooth, uninterrupted power to operations during

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times of emergency. These solutions are marketed by the Company’s Pioneer Critical Power and Titan Energy Systems reporting units.

Revenue

Total revenue for the three months ended March 31, 2015 increased to $28.9 million, up 38.3%, or $8.0 million, from $20.9 million during the same period last year. Approximately $4.1 million of the revenue increase was from the Company’s Critical Power Solutions segment which was driven by the acquisition of Titan. Titan revenues were $5.1 million during the three months ended March 31, 2015. The increase in revenue from Titan was partially offset by a $1.0 million revenue decrease from the Company’s original Critical Power switchgear manufacturing business, which by its nature has longer lead times and had fewer projects to ship during the first quarter of 2015, as compared to the same quarter of last year. The remaining $3.9 million of the increase in revenue during the quarter was derived from higher sales of the Company’s transformer product lines and a threefold increase of sales of switchgear, both included in the Transmission & Distribution (“T&D”) Solutions segment.

Excluding the impact from acquisitions and foreign currency translation, the Company’s organic revenue growth rate for the three months ended March 31, 2015 was 21%, driven by large increases in U.S. sales of OEM transformer and switchgear solutions, together with 9.5% growth in the Company’s Canadian liquid-filled transformer business. Recurring revenue, which is primarily the result of multi-year, backup power service contracts associated with the Company’s Titan business, represented 6.8% of total revenue.

Gross Margin

For the first quarter, the gross margin percentage was 18.7% of revenues, as compared to 23.5% during the first quarter of 2014. The 4.9% decrease in consolidated gross margin percentage is primarily attributable to the unfavorable shift of sales mix in the T&D Solutions segment that included a smaller proportion of custom-engineered, higher-margin liquid-filled transformers sold in Canada as well as unfavorable material purchase price variances due to the strengthening of the U.S. dollar. U.S. gross margin also declined due to an increase in OEM and brand label sales volume, sales channels where the Company’s pricing is lower relative to its consolidated average, but where selling expenses not included in cost of sales are typically much lower, principally freight and commissions. The decrease in gross margin in the Critical Power segment was driven primarily by lower volume of manufactured solutions in the Company’s paralleling switchgear product category, one of the Company’s most engineering-intensive and typically highest gross margin offerings. As a result, the Critical Power segment gross margin percentage in the first quarter of 2015 is mostly accounted for by the Titan acquisition.

Operating Income and Adjusted EBITDA

Operating loss for the first quarter was $0.1 million, down from operating income of $1.0 million during the first quarter of 2014. The decrease in operating income in the first quarter of 2015 was primarily a result of a lower sales and higher operating expenses in the Company’s Canadian dry-type transformer and paralleling switchgear manufacturing businesses, non-cash amortization expense related to intangible assets arising from the Titan acquisition and an increase in general corporate expenses due to higher headcount, salary and benefits costs. As part of the Company’s business integration plan, during the first quarter of 2015 it decided to wind down the Northeast operations of Titan which it considers to be non-strategic and which contributed $0.1 million towards the Company’s operating loss during the quarter.

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Approximately $0.8 million and $0.4 million of the Company’s operating expense during the quarters ended March 31, 2015 and 2014, consisted of non-cash expenses including depreciation, amortization of acquisition intangibles and stock-based compensation for employee and director stock options. Without the effect of these non-cash expenses, together with the operating loss of Titan’s Northeast operations which is being discontinued, the Company’s Adjusted EBITDA for the quarter ended March 31, 2015 was approximately $0.8 million, as compared to $1.4 million in the year ago quarter.

Net Earnings (Loss) and Per Diluted Share

The Company generated a net loss of $0.2 million for the three months ended March 31, 2015, as compared to net earnings of $0.6 million during the three months ended March 31, 2014. Net loss per diluted share for the three months ended March 31, 2015 was $0.03 compared to earnings of $0.08 for the three months ended March 31, 2014. The decrease in net earnings was driven mostly by operating losses stemming from the Company’s Canadian dry-type transformer and paralleling switchgear manufacturing business units, together with significantly increased expense for the amortization of acquisition-related intangibles from the Company’s most recent acquisition.

On a non-GAAP basis, the Company reported net earnings of approximately $0.2 million in the first quarter of 2015, or $0.03 per diluted share, as compared to $0.7 million, or $0.10 per diluted share, for the quarter ended March 31, 2014. Please refer to the financial tables included below for a reconciliation of GAAP to non-GAAP results and guidance.

Backlog

Order backlog at March 31, 2015 was $31.7 million, up $6.3 million, or 25%, as compared to $25.4 million at March 31, 2014, and $36.0 million at December 31, 2014. Backlog is based on orders expected to be delivered in the future, most of which is expected to occur during 2015.

2015 Outlook

The Company reiterated full-year 2015 guidance based on expected business trends and the current composition of the order backlog. In 2015, the Company expects:

	Revenue between $110 and $120 million, of which:
‒ $85 to $95 million is expected to be derived from the T&D Solutions segment, and
‒ $20 to $25 million from the Company’s Critical Power Solutions reporting segment
	Adjusted EBITDA between $6.5 and $7.5 million
	Non-GAAP diluted EPS between $0.45 and $0.55

“We are reiterating our 2015 full-year guidance today given the size and composition of our current backlog of orders as well as our visibility into our pipeline of new opportunities,” commented Andrew Minkow, Pioneer’s Chief Financial Officer. “This guidance is based on an updated budget of US $0.82 to one Canadian dollar for the remainder of the year, resulting in an approximate 10% unfavorable annual variance to full year 2014 for foreign currency translation. In addition, this guidance reflects our expectations for the impact from recently declining oil prices which may drive reduced capital spending for some of our most profitable product categories, mostly by our Canadian customers.”

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Conference Call Information

Pioneer will host a conference call today at 10 a.m. ET. The call will be webcast live and accessed at http://public.viavid.com/index.php?id=114531. The call can also be accessed by dialing 1-800-259-2693 if calling within the United States or 913-312-0400 (international). A replay of the call will be available until May 21, 2015 by dialing 1-877-870-5176 if calling within the United States or 1-858-384-5517 (international), passcode 7729188.

About Pioneer Power Solutions, Inc.

Pioneer Power Solutions, Inc. manufactures, sells and services a broad range of specialty electrical transmission, distribution and on-site power generation equipment for applications in the utility, industrial, commercial and backup power markets. The Company's principal products and services include custom-engineered electrical transformers, switchgear and engine-generator sets and controls, complemented by a national field-service organization to maintain and repair power generation assets. Pioneer is headquartered in Fort Lee, New Jersey and operates from 13 additional locations in the U.S., Canada and Mexico for manufacturing, centralized distribution, engineering, sales, service and administration. To learn more about Pioneer, please visit our website at www.pioneerpowersolutions.com.

Safe Harbor Statement:

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the Company's ability to expand its business through strategic acquisitions, (ii) the Company's ability to integrate acquisitions and related businesses, (iii) the fact that many of the Company's competitors are better established and have significantly greater resources, and may subsidize their competitive offerings with other products and services, which may make it difficult for the Company to attract and retain customers, (iv) the Company's dependence on Hydro-Quebec Utility Company and Siemens Industry, Inc. for a large portion of its business, and the fact that any change in the level of orders from Hydro-Quebec Utility Company or Siemens Industry, Inc. could have a significant impact on the Company's results of operations, (v) the potential loss or departure of key personnel, including Nathan J. Mazurek, the Company's Chairman, President and Chief Executive Officer, (vi) the fact that fluctuations between the U.S. dollar and the Canadian dollar will impact the Company's revenues, (vii) the Company's ability to generate internal growth, (viii) market acceptance of existing and new products, (ix) the Company’s dependence on a distributor agreement with Generac Power Systems through which it derives a significant portion of its revenues, (x) operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material, labor or overhead cost increases, interest rate risk and commodity risk, (xi) restrictive loan covenants or the Company's ability to repay or refinance debt under its credit facilities that could limit the Company's future financing options and liquidity position and may limit the Company's ability to grow its business, (xii) general economic and market conditions in the electrical equipment, power generation, commercial construction, industrial production, oil and gas, marine and infrastructure industries, (xiii) the impact of geopolitical activity on the economy, changes in government regulations such as income taxes, climate control initiatives, the timing or strength of an economic recovery in the Company's markets and the Company's ability to access capital markets, (xiv) the fact that unanticipated increases in raw material prices or disruptions in supply could increase production costs and adversely affect the Company's profitability, (xv) the fact that the Company's Chairman controls a majority of the Company's combined voting power, and may have, or may develop in the future, interests that may diverge from yours, (xvi) material weaknesses in the Company’s internal control over financial reporting that could have an adverse effect on the Company’s business and common stock price, and (xvii) the fact that future sales of large blocks of the Company's common stock may adversely impact the

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Company's stock price. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual and Quarterly Reports on Form 10-K and Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Brett Maas, Managing Partner

Hayden IR

(646) 536-7331

brett@haydenir.com

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PIONEER POWER SOLUTIONS, INC.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues	$28,887	$20,893
Cost of goods sold	23,489	15,973
Gross profit	5,398	4,920
Operating expenses
Selling, general and administrative	5,653	3,969
Foreign exchange gain	(171)	(44)
Total operating expenses	5,482	3,925
Operating (loss) income	(84)	995
Interest expense	154	136
Other expense	77	2
Earnings (loss) before income taxes	(315)	857
Provision for income taxes	(90)	267
Net (loss) earnings	$(225)	$590

Net (loss) earnings per common share:
Basic	$(0.03)	$0.08
Diluted	$(0.03)	$0.08

Weighted average common shares outstanding:
Basic	7,406	7,172
Diluted	7,406	7,249

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PIONEER POWER SOLUTIONS, INC.

Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$-	$3,832
Accounts receivable, net	15,491	13,101
Inventories, net	13,859	14,429
Income taxes receivable	469	474
Deferred income taxes	843	472
Prepaid expenses and other current assets	1,759	1,671
Total current assets	32,421	33,979
Property, plant and equipment, net	10,566	11,195
Noncurrent deferred income taxes	7,083	7,124
Other assets	926	1,143
Intangible assets, net	9,291	9,791
Goodwill	10,624	9,606
Total assets	$70,911	$72,838

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Bank overdrafts	$1,244	$-
Revolving credit facilities	7,298	6,860
Accounts payable and accrued liabilities	16,757	14,396
Current maturities of long-term debt and capital lease obligations	1,277	2,483
Income taxes payable	675	523
Total current liabilities	27,251	24,262
Long-term debt, net of current maturities	5,978	9,539
Pension deficit	192	351
Other long-term liability	500	-
Noncurrent deferred income taxes	7,738	7,852
Total liabilities	41,659	42,004
Shareholders’ Equity
Preferred stock, par value $0.001; 5,000,000 shares authorized; none issued	-	-
Common stock, par value $0.001; 30,000,000 shares authorized; 7,405,962 and 7,172,255 shares issued and outstanding	7	7
Additional paid-in capital	18,431	18,370
Accumulated other comprehensive loss	(4,743)	(3,325)
Retained earnings	15,557	15,782
Total shareholders’ equity	29,252	30,834
Total liabilities and shareholders’ equity	$70,911	$72,838

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PIONEER POWER SOLUTIONS, INC.

Reconciliation of GAAP Measures to Non-GAAP Measures

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2015	2014
Reconciliation to Non-GAAP Net Earnings and EPS:
Net earnings per share (GAAP measure)	$(0.03)	$0.08
Net earnings (GAAP measure)	$(225)	$590
Amortization of acquisition intangibles	434	79
Stock-based compensation expense	60	36
Non-recurring acquisition and reorganization costs	47	2
Titan Northeast discontinuation	73	-
Loss on sale of assets	30	-
Tax effects	(180)	(12)
Non-GAAP net earnings	$239	$695
Non-GAAP net earnings per diluted share	$0.03	$0.10
Weighted average diluted shares outstanding	7,406	7,249

Reconciliation to Adjusted EBITDA:
Net earnings (GAAP measure)	$(225)	$590
Interest expense	154	136
Provision for income taxes	(90)	267
Depreciation and amortization	784	405
Non-recurring acquisition and reorganization costs	47	2
Titan Northeast discontinuation	73	-
Loss on sale of assets	30	-
EBITDA	774	1,400
Adjustments to EBITDA:
Stock-based compensation expense	60	36
Adjusted EBITDA (Non-GAAP measure)	$834	$1,436

Note: Pioneer has presented non-GAAP measures such as non-GAAP net earnings and Adjusted EBITDA because many of our investors use these non-GAAP measures to monitor the Company's performance. These non-GAAP measures should not be considered an alternative to GAAP measures as an indicator of the Company's operating performance.

Non-GAAP net earnings is defined by the Company as net earnings before amortization of acquisition-related intangibles, stock-based compensation, non-recurring acquisition costs and reorganization expense, impairments, other unusual gains or charges and any tax effects related to these items. The Company defines Adjusted EBITDA as net earnings before interest, income tax expense, depreciation and amortization, non-cash compensation and non-recurring acquisition costs and reorganization expenses and other non-recurring or non-cash items.

Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this release, however, should be considered in addition to, and not as a substitute for or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of non-GAAP to GAAP net income is set forth in the table above. Amounts may not foot due to rounding.

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